Exhibit 10.5

SECOND AMENDMENT
TO
THE CENTURYLINK, INC.
SUPPLEMENTAL DEFINED BENEFIT PLAN
2008 RESTATEMENT

WHEREAS, CenturyLink, Inc. (the “Company”) maintains the CenturyTel, Inc. Supplemental Defined Benefit Plan (the “Plan”), which was most recently restated effective January 1, 2008;

WHEREAS, on May 20, 2010, the shareholders of the Company approved a change of the Company’s name from CenturyTel, Inc. to CenturyLink, Inc., and the Company wishes to change the Plan name to reflect the Company’s new name;

WHEREAS, the Company desires to freeze the Plan effective January 1, 2011 in connection with the amendment of the CenturyLink, Inc. Retirement Plan (the “Retirement Plan”) freezing the benefit accruals thereunder as of December 31, 2010;

WHEREAS, the Company reserved the right to amend the Plan in Section 18.02 of the Plan;

NOW, THEREFORE, the Plan is amended effective as of the dates specified below, as follows:

I.

Effective May 20, 2010, “CenturyTel” is deleted each place it appears in the Plan and “CenturyLink” is substituted therefor.

II.

Effective January 1, 2011, Article III, Participation, is amended by adding a new Section 3.04 to read as follows:

3.04   Notwithstanding the foregoing, effective January 1, 2011, no employee shall be eligible to participate in the Plan if his employment with the Employer began after December 31, 2010.

III.
Effective January 1, 2011, Article IV, Normal Retirement, is amended and restated to read as follows:

IV. Normal Retirement

4.01  Subject to the provisions of Articles XII and XIII, the monthly retirement benefit payable to a Participant shall commence on his Normal Retirement Date and shall be the excess, if any, of the sum of the amounts determined pursuant to Sections 6.1(a)(1) and (a)(2) of the Retirement Plan (as modified by Section 6.1(g) of the Retirement Plan, which freezes Retirement Plan benefits at the level accrued as of December 31. 2010, with the exception of limited transition benefits under Section 6.1(g)(2) of such plan),  computed without taking into account the limitations contained in Sections 2.14(d) and (e) and 5.7 thereof over the amount so determined taking into account such limitations; the resulting benefit shall be further reduced by the amount determined pursuant to Section 6.1(a)(3) of the CenturyTel Retirement Plan, if any.

4.02  In accordance with Section 6.1 of the Retirement Plan, the Normal Retirement benefit under the Plan shall be frozen at the level accrued as of December 31, 2010, and shall not increase after such date, with the exception of any applicable transition benefit increases in accordance with Section 4.01 of the Plan.  The freezing of benefits pursuant to this Section 4.02 of the Plan also applies to all Plan benefits that are determined by reference to the Normal Retirement benefit under Section 6.1 of the Retirement Plan (including but not limited to benefits under the following Articles of the Plan: Late Retirement under Article V; Early Retirement under Article VI; Disability Retirement under Article VII; Spouses’ Benefits under Article VIII; and Benefits for Terminated Vested Participants under Article X).

IN WITNESS WHEREOF, the Company has executed this amendment on this 27th day of December, 2010.

CENTURYLINK, INC.

By:/s/ R. Stewart Ewing, Jr.
Name: R. Stewart Ewing, Jr.
Title: CFO